Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated October 2, 2020, except for the effects of the reverse stock split discussed in Note 16 to the financial statements, as to which the date is December 14, 2020, relating to the financial statements, which appears in Amendment No. 4 to the Registration Statement on Form S-1 (No. 333- 250954) of 908 Devices Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 4 to the Registration Statement on Form S-1 (No. 333-250954) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 17, 2020